                            AGREEMENT AND
                        PLAN OF REORGANIZATION
                         DATED APRIL 28, 1998
                               BETWEEN
                        HEALTH EMPORIUM, INC.
                                 AND
                  PACIFIC ENGINEERING SYSTEMS, INC.








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                 AGREEMENT AND PLAN OF REORGANIZATION


       THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into this 28th day of April, 1998 by and between HEALTH EMPORIUM, INC., a Delaware corporation ("HEI" and "Surviving
Corporation") and PACIFIC ENGINEERING SYSTEMS, INC., a California corporation, ("Pacific").

                               RECITALS

       A. Subject to and in accordance with the terms and conditions of this Agreement and pursuant to the Certificate of Merger attached hereto as Exhibit A ("Certificate of Merger"), the parties intend that Pacific will merge with and into HEI (the "Merger"), whereby at the Effective Time, all of the Pacific Common Stock will be converted into ten million nine hundred twenty thousand (10,920,000) shares of common stock of HEI (the "HEI Common Stock").

       B. For federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of Section368(a)(1)(A) of the Code.

       C. The parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

                              AGREEMENT

       NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

       1.      CERTAIN DEFINITIONS.

        1.1 "AFFILIATE" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

        1.2 "CLOSING" shall mean the closing of the transactions contemplated by this Agreement.

        1.3    "CLOSING DATE" shall mean the date of the Closing.

        1.4 "CODE" shall mean the United States Internal Revenue Code of 1986, as amended.

        1.5 "COMMISSION" shall mean the United States Securities and Exchange Commission.

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        1.6    "DISSENTING SHARES" shall mean those shares held by
holders who perfect their appraisal rights under the applicable state laws.

        1.7 "EFFECTIVE TIME" shall mean the date and time of the effectiveness of the Merger under Delaware law.

        1.8 "GAAP" shall mean generally accepted accounting principles.

        1.9 "PACIFIC COMMON STOCK" shall mean all of the outstanding shares of Common Stock of Pacific.

        1.10 "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the operations, assets or financial condition
(financial or otherwise) of an entity considered as a whole.

        1.11   "SECURITIES ACT" shall mean the Securities Act of
1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

        1.12 "TRANSACTION DOCUMENTS" shall mean all documents or agreements attached as an exhibit or schedule hereto, and set forth on the Table of Contents.

       2.      PLAN OF REORGANIZATION.

        2.1 THE MERGER. Subject to the terms and conditions of this Agreement and the Certificate of Merger, Pacific shall be merged with and into HEI in accordance with the applicable provisions of the laws of the States of Delaware and California, and with the terms and conditions of this Agreement and the Certificate of Merger, so that:

               (A)    At the Effective Time (as defined in Section
2.5 (below)), Pacific shall be merged with and into HEI. As a result of the Merger, the separate corporate existence of Pacific shall cease, and HEI shall continue as the surviving corporation, and shall succeed to and assume all of the rights and obligations of Pacific in accordance with the laws of Delaware.

               (B) The Certificate of Incorporation and Bylaws of HEI in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation after the Effective Time unless and until further amended as provided by law.

               (C) Subject to the terms of this Agreement, the directors and officers of Pacific immediately prior to the Effective Time shall be the directors and officers of the Surviving
Corporation after the Effective Time. Such directors and officers shall hold their position until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the Surviving Corporation.

        2.2 CONVERSION OF SHARES. Each share of Pacific Common Stock, issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger, and at the Effective Time, and without further action on the part of any holder thereof, be converted into 546 shares of fully paid and nonassessable shares of HEI Common Stock.

        2.3    FRACTIONAL SHARES.  No fractional shares of HEI
Common Stock will be issued in connection with the Merger.

        2.4 THE CLOSING. Subject to termination of this Agreement as provided in Section 10 (below), the Closing shall take place at the offices of M. Richard Cutler, 610 Newport Center Drive, Suite 800, Newport Beach, CA 92660, as soon as possible upon the satisfaction or waiver of all conditions set forth in Sections 8 and 9 hereof, or such other time and place as is mutually agreeable to the parties.

        2.5 EFFECTIVE TIME. Simultaneously with the Closing, the Certificate of Merger shall be filed in the office of the Secretary of State of the State of Delaware. The Merger shall become effective immediately upon the filing of the Certificate of Merger with such office.

        2.6 TAX FREE REORGANIZATION. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section368(a)(1)(A) of the Code. Each party agrees that it will not take or assert any position on any tax return, report or otherwise which is inconsistent with the qualification of the Merger as a reorganization within the meaning of Section368(a) of the Code. HEI represents now, and as of the Closing Date, that it presently intends to continue Pacific's historic business or use a significant portion of Pacific's business assets in a business.

       3. REPRESENTATIONS AND WARRANTIES OF PACIFIC. Pacific represents and warrants to HEI as set forth below. No fact or circumstance disclosed shall constitute an exception to these representations and warranties except as may mutually be agreed upon in writing by the parties hereto.

        3.1 ORGANIZATION. Pacific is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has the corporate power and authority to carry on its business as it is now being conducted. Pacific is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary except where the failure to be so qualified would not have a Material Adverse Effect on Pacific.

        3.2    CAPITALIZATION.

               (A) The authorized capital of Pacific consists of 100,000 shares of Common Stock, par value $1.00 per share, of which 20,000 shares are issued and outstanding.

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               (B)    Pacific does not have outstanding any
preemptive rights, subscription rights, options, warrants, rights to convert or exchange, capital stock equivalents, or other rights to purchase or otherwise acquire any Pacific capital stock or other securities.

               (C) All of the issued and outstanding shares of Pacific capital stock have been duly authorized, validly issued, are fully paid and nonassessable, and such capital stock has been issued in full compliance with all applicable federal and state securities laws. None of Pacific's issued and outstanding shares of capital stock are subject to repurchase or redemption rights.

               (D)    Except for any restrictions imposed by
applicable state and federal securities laws, there is no right of first refusal, option, or other restriction on transfer applicable to any shares of Pacific's capital stock.

               (E) Pacific is not a party or subject to any agreement or understanding (and, to Pacific's actual knowledge, there is no agreement or understanding between or among any persons) that affects or relates to the voting or giving of written consent with respect to any security.

        3.3 POWER, AUTHORITY AND VALIDITY. Pacific has the corporate power to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Pacific and no other corporate proceedings on the part of Pacific are necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated herein and therein. Pacific is not subject to, or obligated under, any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Pacific is qualified to do business, and (ii) filings under applicable securities laws, no consent of any person who is a party to a contract which is material to Pacific's business, nor consent of any governmental authority, is required to be obtained on the part of Pacific to permit the transactions contemplated herein and to permit Pacific to continue the business activities of Pacific as previously conducted by Pacific without a Material Adverse Effect. This Agreement is, and the other Transaction Documents when executed and delivered by Pacific shall be, the valid and binding obligations of Pacific, enforceable in accordance with their respective terms.

        3.4    TAX-FREE REORGANIZATION.

               (A) Pacific has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section368(a) of the Code.

               (B)    Pacific is not an investment company as
defined in SectionSection368(a)(2)(F)(iii) and (iv) of the Code.

        3.5 EXEMPT REORGANIZATION. For purposes of the transactions contemplated hereunder and in accordance with Section 25103(h) of the California Corporate Securities Code:

               (A) Pacific has 35 or fewer security holders, all of which are equity security holders.

               (B) all equity security holders of Pacific have either a preexisting personal or business relationship with HEI or any of its officers, directors, or controlling persons or by reason of their business or financial experience or the business and financial experience of their financial advisors could be reasonably assumed to have the capacity to protect their own interest in connection with the transaction.

               (C) all equity security holders of Pacific have consented in writing to the transaction.

               (D) each equity security holder of Pacific has represented that the acquisition of the HEI Common Stock in the transaction is for the equity security holder's own account and not with a view to or for sale in connection with any distribution of common stock.

        3.6 NO BROKERS. Pacific is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificate of Merger or in connection with any transaction contemplated hereby or thereby.

       4. REPRESENTATIONS AND WARRANTIES OF HEI. HEI represents and warrants to Pacific as set forth below. No fact or circumstance disclosed to Pacific shall constitute an exception to these representations and warranties except as may mutually be agreed upon in writing by Pacific and HEI.

        4.1 ORGANIZATION. HEI is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the corporate power and authority to carry on its business as it is now being conducted. HEI is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its businesses or properties makes such qualification or licensing necessary except where the failure to be so qualified would not have a Material Adverse Effect on HEI.

        4.2    CAPITALIZATION.

               (A) The authorized capital of HEI consists of 25,000,000 shares of Common Stock, of which 4,930,388 shares are issued and outstanding (without giving effect to the shares issued to Pacific hereunder).

               (B) Except with respect to 1,900,000 warrants to purchase common stock at $.50 per share and 150,000 shares of Preferred Stock convertible into 450,000 shares of common stock, HEI has no outstanding preemptive rights, subscription rights, options, warrants, rights to convert or exchange, capital stock equivalents, or other rights to purchase or otherwise acquire any HEI capital stock or other securities.

               (C) All of the issued and outstanding shares of HEI capital stock have been duly authorized, validly issued, are fully paid and nonassessable, and such capital stock has been issued in full compliance with all applicable federal and state securities laws. None of HEI's issued and outstanding shares of capital stock are subject to repurchase or redemption rights.

               (D)    Except for any restrictions imposed by
applicable state and federal securities laws, there is no right of first refusal, option, or other restriction on transfer applicable to any shares of HEI capital stock.

               (E) HEI is not a party or subject to any agreement or understanding (and, to HEI's actual knowledge, there is no agreement or understanding between or among any persons) that affects or relates to the voting or giving of written consent with respect to any security.

        4.3 POWER, AUTHORITY AND VALIDITY. HEI has the corporate power to enter into this Agreement and the other Transaction Documents to which they are parties and to carry out their obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of HEI and no other corporate proceedings on the part of HEI are necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated herein and therein. HEI is not subject to, or obligated under, any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which HEI is qualified to do business, and (ii) filings under applicable securities laws, no consent of any person who is a party to a contract which is material to HEI's business, nor consent of any governmental authority, is required to be obtained on the part of HEI to permit the transactions contemplated herein and to permit HEI to continue the business activities of HEI as previously conducted by HEI without a Material Adverse Effect. This Agreement is, and the other Transaction Documents when executed and delivered by HEI shall be, the valid and binding obligations of HEI, enforceable in accordance with their respective terms.

        4.4    TAX-FREE REORGANIZATION.

               (A) HEI has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section368(a) of the Code.

               (B) HEI is not an investment company as defined in SectionSection368(a)(2)(F)(iii) and (iv) of the Code.

        4.5 EXEMPT REORGANIZATION. For purposes of the transactions contemplated hereunder and in accordance with Section 25103(h) of the California Corporate Securities Code:

               (A) HEI has not earned a majority of its revenue from investments in the last four years.

               (B) The transactions contemplated hereunder have not been accomplished by the publication of any advertisement.

        4.6 NO BROKERS. HEI is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificate of Merger or in connection with any transaction contemplated hereby or thereby.

       5.      PRECLOSING COVENANTS OF PACIFIC.

        5.1 NOTICES AND APPROVALS. Pacific agrees: (a) to give all notices to third parties which may be necessary or deemed desirable by HEI in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use its best efforts to obtain all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or deemed desirable by HEI in connection with this Agreement and the consummation of the transaction contemplated hereby; and (c) to use its best efforts to obtain, and to cause Pacific to obtain, all consents and authorizations of any other third parties necessary or deemed desirable by HEI in connection with this Agreement and the consummation of the transactions contemplated hereby.

        5.2 INFORMATION FOR HEI S STATEMENTS AND APPLICATIONS. Pacific and its employees, accountants and attorneys shall cooperate fully with HEI in the preparation of any statements or applications made by HEI to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish HEI with all information concerning Pacific necessary or deemed desirable by HEI for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

       6.      MUTUAL COVENANTS.

        6.1 REGULATORY FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, Pacific and HEI shall use their respective best efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and shall supply all additional information requested in connection therewith;
(ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and shall supply all additional information requested in connection therewith;
(iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and
(iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

        6.2 FURTHER ASSURANCES. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

       7.      CLOSING MATTERS.

        7.1 FILING OF CERTIFICATE OF MERGER. On the date of the Closing, but not prior to the Closing, the Certificate of Merger shall be filed with the offices of the Secretary of State of the State of Delaware and the merger of Pacific with and into HEI shall be consummated.

        7.2 EXCHANGE OF CERTIFICATES. At or within 30 days of the Closing, HEI shall deliver and issue to each shareholder of Pacific a certificate or certificates representing the HEI Common Stock issuable to such shareholder as consideration in this Merger.

        7.3 DELIVERY OF DOCUMENTS. On or before the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in Sections 8 and 9, as specified in such Sections, including delivery of the counterpart signature pages of the Transaction Documents executed by Pacific and/or HEI, as the case may be. All documents which Pacific shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to HEI. All documents which HEI shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to Pacific.

       8.      TERMINATION OF AGREEMENT.

        8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto. This Agreement may also be terminated and abandoned by either Pacific or HEI, if the Merger is not effected by June 30, 1998. Any termination of this Agreement under this Section
8.1 shall be effected by the delivery of written notice of the terminating party to the other parties hereto.

        8.2 LIABILITY FOR TERMINATION. Any termination of this Agreement pursuant to this Section 8 shall be without further obligation or liability upon any party in favor of any other party hereto; provided, that if such termination shall result from the willful failure of a party to carry out its obligations under this Agreement, then such party shall be liable for losses incurred by the other parties as set forth in Section 8.5. The provisions of this Section 8.2 shall survive termination.

        8.3 CERTAIN EFFECTS OF TERMINATION. In the event of the termination of this Agreement as provided in Section herein, each party, if so requested by the other party, will (i) return promptly every document (other than documents publicly available) furnished to it by the other party (or any subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; or (ii) destroy such documents and cause its representatives and such other representatives to destroy such documents, and such party shall deliver a certificate executed by its president or vice president stating to such effect; and

        8.4 REMEDIES. No party shall be limited to the termination right granted in Section 8.1 hereto by reason of the nonfulfillment of any condition to such party's closing obligations but may, in the alternative, elect to do one of the following:

               (A) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the transactions contemplated hereby shall be deemed a waiver of any misrepresentation or breach of warranty or covenant and of any party's rights and remedies with respect thereto to the extent that the other party shall have actual knowledge of such misrepresentation or breach and the Closing shall nonetheless take place; or

               (B) decline to close, terminate this Agreement as provided in Section 8.1 hereof, and thereafter seek damages to the extent permitted in Section 8.5 hereof.

        8.5 ARBITRATION. Any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration conducted by JAMS/Endispute under the JAMS/Endispute Rules for Complex Arbitration (the "JAMS Rules"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The parties hereto agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of the United States District Courts for the Southern District of California shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the JAMS Rules within ten (10) days of the submission to JAMS/Endispute of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrator shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by either of the parties and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by either of the parties), including the power to render an award as provided in Rule 43 of the JAMS Rules; provided, however, that the arbitrator shall not have the power to award punitive damages under any circumstances (whether styled as punitive, exemplary, or treble damages, or any penalty or punitive type of damages) regardless of whether such damages may be available under applicable law, the parties hereby waiving their rights to recover any such damages. The arbitrator shall award the prevailing party its costs and reasonable attorneys' fees, and the losing party shall bear the entire cost of the arbitration, including the arbitrator's fees. All arbitration shall be held in Orange County, California. In addition to the above court, the arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration. Notwithstanding the foregoing, the parties irrevocably submit to the nonexclusive jurisdiction of the state and federal courts situated where the respondent is domiciled or resides as of the Effective Date in any action to enforce an arbitration award. With respect to any request for immediate injunctive relief, that state and federal courts in Orange County, California shall have exclusive jurisdiction and venue over any such disputes.

       9.      MISCELLANEOUS.

        9.1 GOVERNING LAWS. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

        9.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

        9.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

        9.4 ENTIRE AGREEMENT. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

        9.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

        9.6 EXPENSES. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement, the exhibits hereto, and the other Transaction Documents.

        9.7 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

        9.8 SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto and shall terminate on the date one year after the Closing Date.

        9.9 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

        9.10 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

        9.11 NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this
Section 9.11.

Pacific:
        Pacific Engineering Systems, Inc.
        8101 East Kaiser Blvd.
        Anaheim, CA 92806
        Attn. Art Granito

HEI:
        Health Emporium, Inc.
        c/o The Law Offices of M. Richard Cutler, Esq.
        610 Newport Center Drive, Suite 800
        Newport Beach, CA 92660

Such notice will be treated as having been received upon actual receipt.

        9.12  TIME.  Time is of the essence of this Agreement.

        9.13 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.
 The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

        9.14 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 9.14.

        9.15 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

        9.16 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        9.17 ABSENCE OF THIRD-PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner of any party hereto or any other person or entity except employees and stockholders of Pacific specifically referred to herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


PACIFIC ENGINEERING SYSTEMS, INC.    HEALTH EMPORIUM, INC.



By: /s/ Arthur Granito               By: /s/ Kristin S. Moffitt
   Arthur Granito                        Kristin S. Moffitt
   President                             President

ATTEST:                              ATTEST:

    /s/ Carol Taylor                    /s/ Kristin S. Moffitt
    Carol Taylor, Secretary             Kristin S. Moffitt, Secretary

                  Pacific Engineering Systems, Inc.

                       Secretary's Certificate

       The undersigned, Carol Taylor, Secretary of Pacific Engineering Systems, Inc., a California corporation and one of the merging corporations mentioned in the foregoing Agreement and Plan of Reorganization (the "Agreement"), certifies that the Agreement has been adopted by the written consent of the shareholders of all of the outstanding stock of Pacific Engineering Systems, Inc. entitled to vote thereon in accordance with the provisions of the General Corporation Law of the State of California.

Dated: April 28, 1998



       /s/ Carol Taylor
       Carol Taylor
       Secretary of Pacific Engineering Systems, Inc.

                        Health Emporium, Inc.

                       Secretary's Certificate

       The undersigned, Kristin S. Moffitt, Secretary of Health Emporium, Inc., a Delaware corporation and one of the merging corporations mentioned in the foregoing Agreement and Plan of Reorganization (the "Agreement"), certifies that the Agreement has been adopted by the affirmative vote of the holders of a majority of the outstanding Common Stock of Health Emporium, Inc. entitled to vote thereon at a meeting held pursuant to notice in accordance with the provisions of the Delaware General Corporation Law.

Dated: April 28, 1998



            /s/ Kristin S. Moffitt
            Kristin S. Moffitt
            Secretary of Health Emporium, Inc.

                              EXHIBIT A

                        CERTIFICATE OF MERGER

                                  OF

                  PACIFIC ENGINEERING SYSTEMS, INC.
                      (A CALIFORNIA CORPORATION)

                                 INTO

                        HEALTH EMPORIUM, INC.
                       (A DELAWARE CORPORATION)

PURSUANT TO SECTION 252(C) OF THE GENERAL CORPORATION LAW OF THE
                          STATE OF DELAWARE

       It is hereby certified, on behalf of each of the constituent corporations named below, as follows:

       1. The names of the constituent corporations are Health Emporium, Inc., a Delaware corporation ("HEI") and Pacific Engineering Systems, Inc., a California corporation ("Pacific").
The Certificate of Incorporation of HEI was filed with the Secretary of State of the State of Delaware on August 8, 1985. The Certificate of Incorporation of Pacific was filed with the Secretary of State of the State of California on March 23, 1995.

       2. An Agreement and Plan of Reorganization between HEI and Pacific has been approved, adopted, certified, executed and acknowledged by HEI and Pacific in accordance with Section 252(c) of the General Corporation Law of the State of Delaware.

       3.      HEI is the surviving corporation.

       4. The Certificate of Incorporation of HEI, the surviving corporation, shall be amended to change the name of the surviving corporation to "Pacific Engineering Systems, Inc.", and shall constitute the Certificate of Incorporation of the surviving corporation.

       5. The executed Agreement and Plan of Reorganization is on file at the principal place of business of HEI, the surviving corporation, at 8101 East Kaiser Blvd., Anaheim, CA 92806. A copy of the Agreement and Plan of Reorganization will be furnished by HEI, the surviving corporation, without cost, to any stockholder of Pacific or HEI who sends a written request therefor to HEI at its principal place of business indicated above.

       6. The authorized capital stock of Pacific preceding the merger is 100,000 shares of common stock, par value $1.00 per share.
 The authorized capital stock of HEI is 25,000,000 shares of common stock, par value $.0001 per share and 5,000,000 shares of preferred stock, par value $.0001 per share.

PACIFIC ENGINEERING SYSTEMS, INC.    HEALTH EMPORIUM, INC.



By:                       By:
   Arthur Granito         Kristin S. Moffitt
   President              President

ATTEST:               ATTEST:

____________________________  ____________________________________
Carol Taylor, Secretary       Kristin S. Moffitt, Secretary